Exhibit 99.1

Channel Therapeutics Provides Announcement on 2024 Annual Report to Comply with NYSE American Listing Rules

FREEHOLD, N.J., May 1, 2025 (GLOBE NEWSWIRE) – Channel Therapeutics Corporation, (“Channel” or the “Company”), (NYSE American: CHRO), a pioneer in the development of non-opioid pain treatment therapeutics, today advises that, as previously disclosed in its Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission on March 27, 2025, the audited financial statements contained an audit opinion from its independent registered public accounting firm that included a going concern emphasis of matter paragraph.

Release of this information is required by Sections 410(h) and 610(b) of the NYSE American LLC Company Guide. This announcement does not represent any change or amendment to the Company's consolidated financial statements or to its Annual Report on Form 10-K for the year ended December 31, 2024.

About Channel

Channel Therapeutics Corporation is a clinical-stage biotechnology company focused on developing and commercializing novel, non-opioid, non-addictive therapeutics to alleviate pain. The Company’s initial clinical focus is to selectively target the sodium ion-channel known as NaV1.7 for the treatment of various types of chronic pain, acute and chronic eye pain and post-surgical nerve blocks. For company updates and to learn more about Channel, visit www.channeltherapeutics.com or follow us on social media.

Channel Media and Investor Inquires:

For Investor Inquiries:

Mike Moyer

Managing Director, LifeSci Advisors, LLC

mmoyer@lifesciadvisors.com